Exhibit 99.7

Execution Version

ASSIGNMENT AND SUBSCRIPTION AGREEMENT
This ASSIGNMENT AND SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into this [●] day of [●], 2021, by and among GS Acquisition Holdings Corp II, a Delaware corporation (the “Issuer”), GSAM Holdings LLC, a Delaware limited liability company (“GSAM”) and the entity named on the signature page hereto (“Subscriber”). Defined terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Business Combination Agreement (as defined below).
RECITALS
WHEREAS, the Issuer has entered into a Business Combination Agreement, dated as of June 17, 2021 (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), between the Issuer, Mirion Technologies (TopCo), Ltd., a Jersey private company limited by shares (the “Company”), CCP IX LP No. 1, CCP IX LP No. 2, CCP IX Co-Investment LP and CCP IX Co-Investment No. 2 LP (collectively, the “Charterhouse Parties”), each acting by their general partner, Charterhouse General Partners (IX) Limited, and the other Sellers named therein;
WHEREAS, in connection with the transactions contemplated by the Business Combination Agreement (collectively, and together with the Subscription (as defined below) the “Transactions”), GSAM and the Issuer entered into that certain Subscription Agreement, dated as of June 17, 2021 (as it may be amended or supplemented from time to time, the “GSAM Agreement”), pursuant to which GSAM subscribed for and agreed to purchase from the Issuer 20,000,000 Class A Shares (as defined below), for a purchase price of $10.00 per share (the “GSAM Subscription”);
WHEREAS, pursuant to the GSAM Agreement, GSAM has the right to transfer and assign its obligation to purchase up to 20,000,000 Class A Shares subject to the GSAM Subscription, in whole or in part and from time to time in one or more transactions, to any party or parties, provided that any such transferee agrees in writing to be bound by and subject to the terms and conditions of the GSAM Agreement, makes the representations and warranties in Section 5 hereof and completes Schedule A hereto;
WHEREAS, GSAM desires to transfer and assign to Subscriber GSAM’s obligation to purchase that number of Class A Shares set forth on the signature page hereto under “Aggregate Number of Acquired Shares subscribed for” and constituting a portion of the GSAM Subscription (the “Transferred Shares”), on the same economic terms as the GSAM Subscription (the “Assignment”), and Subscriber desires to accept the Assignment from GSAM;
WHEREAS,  as a result of the foregoing, Subscriber desires to subscribe for and purchase from the Issuer that number of shares of Class A common stock, par value $0.0001 per share (the “Class A Shares”), of the Issuer set forth on the signature page hereto, consisting of the Transferred Shares (the “Acquired Shares”), for a purchase price of $10.00 per share for the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price therefor by or on behalf of Subscriber to the Issuer, all on the terms and conditions set forth herein; and

WHEREAS, in connection with the Transactions, certain other “accredited investors” (as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act of 1933, as amended (the “Securities Act”)) (each, an “Other Subscriber”) have, severally and not jointly, entered into separate subscription agreements with the Issuer (the “Other Subscription Agreements”), pursuant to which such Other Subscribers have agreed to purchase Class A Shares at the same per share purchase price as the Subscriber, and the aggregate amount of securities to be sold by the Issuer pursuant to this Subscription Agreement and the Other Subscription Agreements equals, as of the date hereof, 90,000,000 Class A Shares (the “Offering”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
For ease of administration, this single Subscription Agreement is being executed so as to enable each Subscriber identified on the signature page to enter into a Subscription Agreement, severally, but not jointly.  The parties agree that (i) the Subscription Agreement shall be treated as if it were a separate agreement with respect to each Subscriber listed on the signature page, as if each Subscriber entity had executed a separate Subscription Agreement naming only itself as Subscriber, and (ii) no Subscriber listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Subscriber so listed.
1. Assignment.  GSAM hereby transfers and assigns to Subscriber all of GSAM’s rights and obligations under the GSAM Agreement to purchase the Transferred Shares, and Subscriber hereby accepts the Assignment from GSAM of all of GSAM’s rights and obligations to purchase the Transferred Shares from the Issuer, subject to the terms and conditions hereof, which Transferred Shares shall constitute the Acquired Shares hereunder. Notwithstanding the foregoing, to the extent that Subscriber does not fulfill its obligations hereunder, GSAM will remain subject to all of its obligations hereunder, including with respect to the purchase of any Acquired Shares not purchased by Subscriber.
2. Subscription.  Pursuant to the terms and subject to the conditions set forth herein, at the Closing, Subscriber hereby agrees to subscribe for and purchase from the Issuer, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).
3. Subscription Closing.
(a) The closing of the Subscription contemplated hereby (the “Subscription Closing”) shall occur on the Closing Date substantially concurrent with the Closing.  Not less than five (5) business days prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (such notice, as updated from time to time, the “Closing Notice”) of such anticipated Closing Date; provided, that the Issuer may, upon at least one (1) business day’s written notice, delay from time to time the anticipated Closing Date up to ten (10) business days following the anticipated Closing Date identified in the Closing Notice.  Subscriber shall deliver to the Issuer at least three (3) business days prior to the then anticipated Closing Date identified in the Closing Notice (unless a later time is otherwise agreed by the Issuer), to be held in escrow until the Subscription Closing, the Purchase Price for the Acquired Shares by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.  Such funds shall be held on behalf of Subscriber until the Subscription Closing in an escrow account by an escrow agent selected by the Issuer, subject to such escrow agent meeting any requirements specified by Subscriber to the Issuer prior to the date hereof.  On the Closing Date, the Issuer shall deliver to Subscriber (i) the Acquired Shares in book-entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and (ii) a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) showing Subscriber (or such nominee or custodian) as the owner of the Acquired Shares on and as of the Closing Date.  If the Closing does not occur on the same day as the Subscription Closing, the Issuer shall promptly (but not later than two (2) business days thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book-entries with respect to the Acquired Shares shall be deemed cancelled; provided, that, unless this Subscription Agreement has been validly terminated pursuant to Section 7 hereof, the return of the funds shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder (including Subscriber’s obligation to purchase the Acquired Shares at the Subscription Closing).

(b)           The Subscription Closing shall be subject to satisfaction or written waiver of the conditions that, on the Closing Date:
(i) all conditions precedent to the consummation of the Transactions set forth in the Business Combination Agreement shall have been satisfied or waived by the party entitled to the benefit thereof under the Business Combination Agreement (other than those conditions that may only be satisfied at the consummation of the Transactions, but subject to satisfaction or waiver by such party of such conditions as of the consummation of the Transactions);
(ii) solely with respect to Subscriber’s obligation to close, (A) no amendment or waiver of the Business Combination Agreement or the Issuer’s organizational documents (other than as contemplated by the Business Combination Agreement) shall have occurred that materially and adversely affects the  economic benefits of the Acquired Shares that Subscriber is acquiring pursuant to this Subscription Agreement and (B) there shall have been no amendment or waiver to any Other Subscription Agreement (including via side letter or other agreement, except as contemplated by Section 4(p)) that materially benefits the Other Subscriber thereunder unless Subscriber has been offered the same benefit;
(iii) solely with respect to Subscriber’s obligation to close, all representations and warranties made by the Issuer in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than (i) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date and (ii) those representations and warranties that are already qualified by materiality or the absence of a Material Adverse Effect (as defined below), which shall be true and correct as of the Closing Date), in each case without giving effect to the consummation of the Transactions; provided, that in the event this condition would otherwise fail to be satisfied as a result of a breach of one or more of the representations and warranties of the Issuer contained in this Subscription Agreement and the facts underlying such breach would also cause a condition to the Company’s or the Charterhouse Parties’ obligations under the Business Combination Agreement to fail to be satisfied, this condition shall nevertheless be deemed satisfied in the event both the Company and the Charterhouse Parties waives such condition with respect to such breach under the Business Combination Agreement;

(iv) solely with respect to the Issuer’s obligation to close, all representations and warranties made by Subscriber in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date (other than (i) those representations and warranties expressly made as of an earlier date, which shall be true and correct in all material respects as of such date and (ii) those representations and warranties that are already qualified by materiality or the absence of a Subscriber Material Adverse Effect (as defined below), which shall be true and correct as of the Closing Date), in each case without giving effect to the consummation of the Transactions;
(v) solely with respect to Subscriber’s obligation to close, the Issuer shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Issuer to consummate the Closing;
(vi) solely with respect to the Issuer’s obligation to close, Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Subscription Closing, except where the failure of such performance or compliance would not or would not reasonably be expected to prevent, materially delay, or materially impair the ability of the Subscriber to consummate the Subscription Closing;
(vii) there shall not be in force any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority, statute, rule or regulation enjoining or prohibiting the consummation of the Subscription; and
(viii) no suspension by the New York Stock Exchange (the “NYSE”) of the qualification of the Acquired Shares for offering or sale or trading in the United States, or initiation or threatening of any proceedings by the NYSE for any of such purposes, shall have occurred and the Acquired Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.
(c)      At the Subscription Closing, the parties hereto shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Subscription Agreement on the terms and conditions described herein no later than immediately prior to the consummation of the Transactions.

(d)           For purposes of this Subscription Agreement, “business day” shall mean any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York or London, United Kingdom, are required or authorized by applicable law to be closed for business.
4. Issuer’s Representations, Warranties and Agreements.  The Issuer hereby represents and warrants that:
(a) The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the Delaware General Corporate Law (“DGCL”).  The Issuer has all corporate power and authority to own, lease and operate its properties and, subject to obtaining all required approvals necessary in connection with the performance of the Business Combination Agreement and the consummation of the Transactions (collectively, the “Required Approvals”), conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.
(b) As of the Closing Date, the Acquired Shares will be duly authorized by the Issuer and, when issued and delivered to Subscriber against full payment for the Acquired Shares in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable, free and clear of any liens and other restrictions (other than those arising under this Subscription Agreement or applicable law) and will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the DGCL or otherwise.
(c) This Subscription Agreement has been duly authorized, validly executed and delivered by the Issuer and, assuming that this Subscription Agreement constitutes the valid and binding agreement of Subscriber, is the valid and binding obligation of the Issuer, and is enforceable against the Issuer in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
(d) Subject to obtaining the Required Approvals, the execution, delivery and performance by the Issuer of this Subscription Agreement (including compliance by the Issuer with all of the provisions hereof), and the issuance and sale by the Issuer of the Acquired Shares, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Issuer (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the Issuer’s obligations under this Subscription Agreement; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Issuer to comply in all material respects with the Issuer’s obligations under this Subscription Agreement.

(e) Other than the Issuer’s Class B common stock, par value $0.0001 per share (the “Class B Shares”), there are no securities or instruments issued by or to which the Issuer is a party containing anti-dilution provisions that will be triggered by the issuance of (i) the Acquired Shares or (ii) the shares to be issued pursuant to any Other Subscription Agreement that have not been or will not be validly waived on or prior to the Closing Date; provided, that the holders of the Class B Shares will waive any such anti-dilution provisions in connection with the Transactions.
(f) The Issuer is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the organizational documents of the Issuer, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, permit, franchise or license to which the Issuer is now a party or by which the Issuer’s properties or assets are bound or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties, except, in the case of clauses (ii) and (iii), for defaults or violations that have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(g) The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this Subscription Agreement (including, without limitation, the issuance of the Acquired Shares), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) filings required by applicable state securities laws, (iii) filings required in accordance with Section 11(q) of this Subscription Agreement; (iv) filings required by the NYSE, including with respect to obtaining stockholder approval of the Transactions; (v) filings set forth in Section 4.03 of the Business Combination Agreement, and (vi) any consent, waiver, authorization, order, notice or filing the failure of which to obtain or make would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(h) As of the date of this Subscription Agreement, the authorized capital stock of the Issuer consists of (i) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”), (ii) 500,000,000 Class A Shares, and (iii) 50,000,000 Class B Shares.  As of the date of this Subscription Agreement:  (A) no Preferred Shares are issued and outstanding, (B) 75,000,000 Class A Shares are issued and outstanding, (C) 18,750,000 Class B Shares are issued and outstanding, (D) 8,500,000 warrants to purchase 8,500,000 Existing Class A Shares (the “Private Placement Warrants”) are outstanding and (E) 18,750,000 warrants to purchase 18,750,000 Existing Class A Shares (the “Public Warrants”) are outstanding.  All issued and outstanding Class A Shares and Class B Shares have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth above and pursuant to the Other Subscription Agreements, the Business Combination Agreement and the other agreements and arrangements referred to therein, as of the date hereof and immediately prior to Closing, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Issuer any Class A Shares, Class B Shares or other equity interests in the Issuer, or securities convertible into or exchangeable or exercisable for such equity interests. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Issuer is a party or by which it is bound relating to the voting of any securities of the Issuer, other than (1) as set forth in the SEC Documents (as defined below) and (2) as contemplated by the Business Combination Agreement and the other agreements and arrangements referred to therein.

(i) The Issuer has not received any written communication from a governmental entity that alleges that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.
(j) The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the NYSE under the symbol “GSAH”.  There is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by the NYSE or the Commission, respectively, to prohibit or terminate the listing of the Class A Shares on the NYSE or to deregister the Class A Shares under the Exchange Act.  The Issuer has taken no action that is designed to terminate the registration of the Class A Shares under the Exchange Act.
(k) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Acquired Shares by the Issuer to Subscriber.
(l) Neither the Issuer nor any person acting on its behalf has offered or sold the Acquired Shares by any form of general solicitation or general advertising, including, but not limited to, the following:  (1) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (2) any website posting or widely distributed email; or (3) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.
(m) A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by the Issuer with the Commission since its initial registration of the Class A Shares under the Exchange Act (the “SEC Documents”) is available to Subscriber via the Commission’s EDGAR system.  None of the SEC Documents filed under the Exchange Act contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to the information about the Company, the Charterhouse Parties and their respective affiliates contained in the Schedule 14A and related proxy materials (or other SEC document) to be filed by the Issuer the representation and warranty in this sentence is made to the Issuer’s knowledge.  The Issuer has timely filed each report, statement, schedule, prospectus, and registration statement that the Issuer was required to file with the Commission since its initial registration of the Class A Shares under the Exchange Act.  There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents.

(n) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Issuer, threatened against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Issuer.
(o) Other than the Agent (as defined below), the Issuer has not dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Acquired Shares, and the Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Acquired Shares other than to the Agent.  Neither the Issuer nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has solicited offers for, or offered or sold, the Acquired Shares other than through the Agent.  No broker, finder or other financial consultant has acted on behalf of Issuer in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on Subscriber.
(p) There are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Subscriber (other than Subscribers in connection with the Other Subscription Agreements) (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Subscriber (as compared to Subscriber), other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Subscriber in connection with such Other Subscriber’s compliance with any law, regulation or policy specifically applicable to such Other Subscriber or in connection with the taxable status of an Other Subscriber, (ii) any rights or benefits which are personal to an Other Subscriber based solely on its place of organization or headquarters, organizational form, legal status, or other particular restrictions applicable to, such Other Subscriber, (iii) any rights with respect to the confidentiality or disclosure of an Other Subscriber’s identity, or (iv) any rights or benefits granted to Goldman Sachs & Co. LLC or any of their respective Representatives (as defined below) providing for the ability to transfer or assign all or a portion of its rights under such Other Subscription Agreement to which it is a party.  Notwithstanding the foregoing clauses (i)-(iv), the price per Class A Share payable by each Other Subscriber pursuant to any PIPE Agreements shall be the same as the price per Acquired Share payable by Subscriber.
(q) Notwithstanding anything to the contrary contained in this Section 4 of this Subscription Agreement, no representation or warranty is made by the Issuer as to the historical accounting treatment of its issued and outstanding Private Placement Warrants or Public Warrants or other changes in accounting arising in connection with any required restatement of the Issuer’s historical financial statements, or as to any deficiencies in disclosure (including with respect to financial statement presentation or accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or changes in the Issuer’s historical financial statements and SEC Documents.

(r) Issuer acknowledges and agrees that, notwithstanding anything herein to the contrary, the Acquired Shares may be pledged by Subscriber in connection with a bona fide margin agreement, provided such pledge shall be (i) pursuant to an available exemption from the registration requirements of the Securities Act or (ii) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Subscriber effecting a pledge of Acquired Shares shall not be required to provide Issuer with any notice thereof; provided, however, that neither Issuer nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Acquired Shares are not subject to any contractual prohibition on pledging or a lock-up agreement, in each case with the Issuer, the form of such acknowledgment to be subject to review and comment by Issuer in all respects.
(s) The Issuer has not offered Class A Shares or any similar securities during the six months prior to the date hereof to anyone other than in connection with the Transactions and to Subscriber and other investors in connection with the Other Subscription Agreements.
(t) For the avoidance of doubt, understanding that the Acquired Shares are being acquired by the Subscriber in order to provide certain employees, investor partners and/or clients of GSAM or its affiliates (who are investors in the Subscriber) with exposure to the Acquired Shares, the Acquired Shares shall not be subject to the lock-up restrictions set forth in the Amended and Restated Registration Rights Agreement to be entered into at the Closing by and among the Issuer, GSAM, the Charterhouse Parties, Subscriber and the other parties thereto.
5. Subscriber’s Representations, Warranties and Agreements. Subscriber hereby represents and warrants that:
(a) If Subscriber is not a natural person, (i) Subscriber has been duly organized, formed or incorporated, as the case may be, and is validly existing in good standing under the laws of its jurisdiction of organization, formation or incorporation, as the case may be, with all requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement, and (ii) this Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber.
(b) If Subscriber is a natural person, (i) Subscriber has all requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement, (ii) Subscriber’s signature on this Subscription Agreement is genuine and Subscriber has duly executed and delivered this Subscription Agreement, and (iii) Subscriber has all requisite legal competence and capacity to acquire and hold the Acquired Shares and to execute, deliver and comply with the terms of this Subscription Agreement.
(c) Assuming that this Subscription Agreement constitutes the valid and binding agreement of the Issuer, this Subscription Agreement is the valid and binding obligation of Subscriber, and is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries, if applicable, pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or, if applicable, any of its subsidiaries is a party or by which Subscriber or, if applicable, any of its subsidiaries is bound or to which any of the property or assets of Subscriber or, if applicable, any of its subsidiaries is subject, which would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties or financial condition of Subscriber, or, if applicable, the stockholders’ equity or results of operations of Subscriber or, if applicable, any of its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”), or materially affect the legal authority of Subscriber to comply in all material respects with Subscriber’s obligations under this Subscription Agreement, (ii) the organizational documents of Subscriber if Subscriber is not a natural person, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or, if applicable, any of its subsidiaries or any of their respective properties that would be reasonably likely to have, individually or in the aggregate, a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with Subscriber’s obligations under this Subscription Agreement.
(e) Subscriber is (i) an accredited investor, satisfying the applicable requirements set forth on Schedule A, (ii) experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and in connection with its participation in the Offering.  Subscriber represents that it is purchasing its entire beneficial ownership interest in the Acquired Shares for its own account (and not for the account of others) for investment purposes and not with a view to the distribution thereof in violation of the securities laws of the United States or any other jurisdiction, provided, that (subject to the securities laws of the United States or any other jurisdiction) disposition of Subscriber’s property shall at all times be within Subscriber’s control.  Subscriber understands that (1) the Acquired Shares (A) have not been registered under the securities laws of the United States or any other jurisdiction and may be resold or transferred in the United States or otherwise only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and (B) may only be resold or transferred in compliance with applicable law and the restrictions on transfer set forth in this Subscription Agreement, and that (2) the Issuer is not required to register the Acquired Shares other than as provided in Section 6 of this Agreement.  Subscriber further represents and warrants that it will not sell, transfer or otherwise dispose of the Acquired Shares or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act and except in accordance with the terms and conditions of this Subscription Agreement.  Subscriber acknowledges that the Acquired Shares will be subject to transfer restrictions as set forth on Exhibit A to this Subscription Agreement.  For the avoidance of doubt, the Issuer acknowledges that Subscriber was formed for the purpose of subscribing for the Acquired Shares and that neither Subscriber’s admission of its members, investors, or interest holders nor its distribution of Acquired Shares to its members, investors, or interest holders in a pro rata distribution for no consideration shall be a breach of any of the representations or other agreements made in this Section 5(e).

(f) Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515 or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank.  Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided, that Subscriber is permitted to do so under applicable law.  Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act.  Subscriber also represents that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List.  Subscriber further represents and warrants that, to the extent required, it, directly or indirectly through a third-party administrator, maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.
(g) The purchase of Acquired Shares by Subscriber has not been solicited by or through anyone other than the Issuer or the Agent.
(h) Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act.  Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions as set forth on Exhibit A to this Subscription Agreement, unless and until such transfer restrictions have been removed in accordance with Section 10(d) of this Subscription Agreement and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time.  Subscriber also acknowledges that the Acquired Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”), and that the provisions of Rule 144(i) will apply to the Acquired Shares. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.
(i) Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Issuer.  Subscriber further acknowledges that (i) there have been no, and will be no, representations, warranties, covenants or agreements (express or implied, of any kind or character) made to Subscriber in connection with Subscriber’s purchase of the Acquired Shares by the Issuer, the Agent, the Company, the Charterhouse Parties, any other party to the Business Combination Agreement or participant in the Transactions or any of their respective Representatives, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Subscription Agreement, (ii) the Agent has not provided any advice or recommendation to Subscriber in connection with Subscriber’s purchase of the Acquired Shares, and (iii) the Agent will not have any responsibility to Subscriber with respect to (x) any representations, warranties or agreements made by any person or entity under or in connection with the Subscription or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (y) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Issuer, the Company, the Charterhouse Parties or the Transactions.

(j) In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon the independent investigation made by Subscriber and has independently made its own analysis and decision to enter into this Subscription Agreement and purchase the Acquired Shares, in each case, based on such information as such Subscriber has deemed appropriate and without reliance upon the Agent or any of Agent’s affiliates.  Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including with respect to the Issuer, the Transactions, the Company, the Charterhouse Parties and their respective affiliates and Representatives.  Subscriber represents and warrants that Subscriber and Subscriber’s professional advisor(s), if any, (i) were given the opportunity to ask questions and receive answers concerning the terms and conditions of the Subscription, the Issuer, the Company, the Charterhouse Parties and to obtain any additional information which the Issuer possessed or could acquire without unreasonable effort or expense and (ii) received, reviewed and understood the offering materials made available to it in connection with the Subscription and (iii) conducted and completed its own independent due diligence with respect to the Transactions.  Except for the representations, warranties and agreements of the Issuer set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it may deem appropriate) with respect to the Subscription, the Acquired Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Issuer, Company and the Charterhouse Parties, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.
(k)     Subscriber became aware of this offering of the Acquired Shares solely by means of direct contact between Subscriber and the Issuer or by means of contact from Goldman Sachs & Co. LLC, acting as a placement agent for the Issuer (together with its affiliates and any of its or their control persons, officers, directors and employees, the “Agent”), and the Acquired Shares were offered to Subscriber solely by direct contact between Subscriber and the Issuer or by contact between Subscriber and the Agent.  Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means.  Subscriber acknowledges that the Issuer represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D of the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
(l) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares, including those set forth in the SEC Documents and the investor presentation provided by the Issuer.  Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

(m)       Without limiting the representations, warranties and covenants set forth in this Subscription Agreement, Subscriber represents and acknowledges that Subscriber has, alone, or together with any professional advisor(s), adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer.  Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Acquired Shares (i) is fully consistent with its financial needs, objectives and condition, (ii) comply and is fully consistent with all investment policies, guidelines and other restrictions applicable to it, and (iii) is a fit, proper and suitable investment for it, notwithstanding the substantial risks inherent in investing in or holding the Acquired Shares.  Subscriber acknowledges that it is able to bear the substantial risk associated with the purchase of the Acquired Shares, and specifically that a possibility of total loss exists.
(n)            Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of an investment in the Acquired Shares.
(o)        If Subscriber is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i), (ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”, and together with ERISA Plans, “Plans”), Subscriber represents and warrants that (A) it has not relied on the Issuer or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary, with respect to its decision to acquire and hold the Acquired Shares, and none of the Transaction Parties shall at any time be relied on as the Plan’s fiduciary with respect to any decision in connection with Subscriber’s investment in the Acquired Shares; (B) the decision to invest in the Acquired Shares has been made at the recommendation or direction of a fiduciary (for purposes of ERISA and/or Section 4975 of the Code, or any applicable Similar Law) with respect to Subscriber’s investment in the Acquired Shares who is independent of the Transaction Parties; and (C) its purchase of the Acquired Shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.
(p)     No foreign person (as defined in 31 C.F.R. §800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. §800.244) will acquire a substantial interest (as defined in 31 C.F.R. §800.244) in the Issuer as a result of the purchase and sale of the Acquired Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. §800.401, and Subscriber will not (i) have control (as defined in 31 C.F.R. §800.208) over the Issuer from and after the Closing as a result of the purchase and sale of the Acquired Shares hereunder or (ii) have any of the rights with respect to the Issuer that are set forth at 31 C.F.R. §800.211(b) as rights of a foreign person with respect to a “TID U.S. business.”

(q)         No broker, finder or other financial consultant has acted on behalf of Subscriber in connection with this Subscription Agreement or the transactions contemplated hereby in such a way as to create any liability on the Issuer.
(r)      The Subscriber acknowledges that (i) the Issuer and the Agent currently may have, and later may come into possession of, information regarding the Issuer that is not known to the Subscriber and that may be material to a decision to enter into this transaction to purchase the Acquired Shares (“Excluded Information”), (ii) the Subscriber has determined to enter into this transaction to purchase the Acquired Shares notwithstanding its lack of knowledge of the Excluded Information, (iii) neither the Issuer nor the Agent shall have liability to the Subscriber with respect to the non-disclosure of the Excluded Information and (iv) other Persons (including Other Subscribers) may have received additional information, including participating in meetings with Representatives of the Issuer, the Agent and the Company and their respective Affiliates in connection with the transactions contemplated hereby (including, but not limited to financial, legal and other due diligence information and reports). “Affiliate” means, with respect to any person or entity, any other person or entity who, directly or indirectly, controls, is controlled by, or is under direct or indirect common control with, such person or entity, and “control,” when used with respect to any specified person or entity, shall mean the power to direct or cause the direction of the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.
(s)     The Subscriber acknowledges that certain information provided to it was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Subscriber acknowledges that such information and projections were prepared without the participation of the Agent and the Agent assumes no responsibility for independent verification of, or the accuracy or completeness of, such information or projections.
(t)      The Subscriber acknowledges that the Agent and any of its respective affiliates or any of the Agent’s or its affiliates’ control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) have made no independent investigation with respect to the Issuer or the Acquired Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Issuer. Subscriber acknowledges and agrees that neither the Agent nor any Representative of the Agent has provided Subscriber with any information or advice with respect to the Acquired Shares nor is such information or advice necessary or desired.  In connection with the issue and purchase of the Acquired Shares, Subscriber acknowledges that the Agent is acting solely as the Issuer’s placement agent in connection with the sale of the Acquired Shares and is not acting as an underwriter or in any other capacity and is not and shall not be construed as a fiduciary or financial advisor for Subscriber, the Company or any other person or entity.

(u)        Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Agent in making its investment or decision to invest in Issuer.
(v)        Subscriber agrees that the Agent shall not be liable to Subscriber for any action heretofore or hereafter taken or omitted to be taken by Agent or have any liability or obligation (including without limitation, for or with respect to any losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements incurred by you, the Company or any other person or entity), whether in contract, tort or otherwise, to any Subscriber, or to any person claiming through such Subscriber, in respect of the Transactions.
(w)         Subscriber is an entity that, as of the date hereof, has aggregate capital commitments in an amount equal to the Purchase Price and the Subscriber will have, as of each date the Purchase Price would be required to be funded to the Issuer, liquid assets in an amount equal to the Purchase Price.  At the Subscription Closing, Subscriber will have sufficient immediately available funds to pay the Purchase Price pursuant to Section 3(a) of this Subscription Agreement.
6. Registration Rights.
   6.1 The Issuer agrees that, as soon as reasonably practicable, but in any event within 30 calendar days after the Closing Date (the “Filing Date”), the Issuer will file with the Commission (at the Issuer’s sole cost and expense) a registration statement for a shelf registration on Form S-1 (the “Registration Statement”) registering the resale of the Acquired Shares that are eligible for registration (determined as of two business days prior to such filing) (the “Registrable Securities”), and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Issuer that it will “review” the Registration Statement) following the Closing and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing a completed and executed selling shareholders questionnaire in customary form to the Issuer that contains the information required by Commission rules for a Registration Statement regarding Subscriber, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities (which shall be limited to non-underwritten public offerings) to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period or as permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restrictions on the ability to transfer the Acquired Shares.  For purposes of clarification, any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 6.  Notwithstanding the foregoing, if the Commission prevents the Issuer from including any or all of the Acquired Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Acquired Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of the Acquired Shares which is equal to the maximum number of the Acquired Shares as is permitted by the Commission. In such event, the number of the Acquired Shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional Subscribed Shares under Rule 415 under the Securities Act, the Issuer shall amend the Registration Statement or file a new Registration Statement to register such additional Subscribed Shares and cause such amendment or Registration Statement to become effective as promptly as practicable. Unless required under applicable laws and Commission rules, in no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement; provided, that if the Subscriber is required to be so identified as a statutory underwriter in the Registration Statement, the Subscriber will have an opportunity to withdraw its Registrable Securities from the Registration Statement.  Following the Effectiveness Date, if the transfer restrictions as set forth on Exhibit A to this Subscription Agreement are no longer required by the Securities Act or any applicable state securities laws, upon written request of Subscriber, the Issuer shall use its commercially reasonable efforts to cooperate with Subscriber to have such transfer restrictions removed, including providing authorization (and, if required, a legal opinion at the Issuer’s sole expense to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act) to the Issuer’s transfer agent; provided that Subscriber will provide customary written representations and broker letters as may be reasonably requested by Issuer’s transfer agent or Issuer’s legal counsel; provided further that Subscriber understands that the transfer restrictions will not be removable from Subscriber’s Acquired Shares except in connection with a sale pursuant to an effective registration statement, Rule 144 (including all conditions of Rule 144(i)(2)) or another exemption from the Securities Act.
   6.2 In the case of the registration effected by the Issuer pursuant to this Subscription Agreement, the Issuer shall, upon reasonable request, inform Subscriber as to the status of such registration.  At its expense the Issuer shall:
   6.2.1    except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and (iii) three years from the date of effectiveness of the Registration Statement;

   6.2.2    advise Subscriber as promptly as reasonably possible and in any case within two (2) business days:
   (a) when the Registration Statement any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;
   (b) after it shall have received notice or obtained knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness the Registration Statement or the initiation of any proceedings for such purpose;
   (c) of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
   (d) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in the Registration Statement or any prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.
Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (a) through (d) above constitutes material, non-public information regarding the Issuer;
   6.2.3    use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement as soon as reasonably practicable;
   6.2.4    upon the occurrence of any event contemplated in Section 6.2.2(d), except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of the Registration Statement, use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and
   6.2.5    use its commercially reasonable efforts to cause all the Acquired Shares to be listed on each securities exchange or market, if any, on which the Issuer’s Acquired Shares are then listed.

6.3      Suspension Event.
   6.3.1    Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if the filing, effectiveness or continued use of any Registration Statement would require the Issuer to make any public disclosure of material non-public information, which disclosure, in the good faith determination of the board of directors of the Issuer, after consultation with counsel to the Issuer, (a) would be required to be made in any Registration Statement in order for the applicable Registration Statement not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Issuer has a bona fide business purpose for not making such information public, including, without limitation, that such disclosure could materially affect a bona fide business, financing, merger, acquisition or other strategic transaction of or by the Issuer or would require premature disclosure of information that could otherwise materially adversely affect the Issuer (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than two occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period.  Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Acquired Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer except (A) for disclosure to the Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as required by law.  Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, non-public information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of such events would constitute material, non-public information regarding the Issuer. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Acquired Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Acquired Shares shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

   6.3.2    Opt-Out Notice. Subscriber may deliver written notice (including via email) (an “Opt-Out Notice”) to the Issuer requesting that Subscriber not receive notices from the Issuer otherwise required by this Section 6; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Issuer shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective registration statement, Subscriber will notify the Issuer in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 6.3.2) and the related suspension period remains in effect, the Issuer will so notify Subscriber, within one (1) business day of Subscriber’s notification to the Issuer, by delivering to Subscriber a copy of such notice of Suspension Event that would have been provided, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability, and Subscriber shall comply with any restrictions on using such Registration Statement during such Suspension Event.
   6.4 Subscriber Indemnification. The Issuer agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each underwriter pursuant to the applicable underwriting agreement with such underwriter, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Acquired Shares, harmless against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) incurred by Subscriber directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers Registrable Securities of Subscriber (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Issuer by Subscriber expressly for use therein.
   6.5 Issuer Indemnification.  Subscriber agrees to, severally and not jointly with any Other Subscriber or other person named as a selling stockholder in the Registration Statement, indemnify and hold harmless the Issuer, each person, if any, who controls the Issuer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Issuer within the meaning of Rule 405 under the Securities Act, harmless against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) incurred by the Issuer directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers Registrable Securities of Subscriber (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein of a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Issuer by Subscriber expressly for use therein. Notwithstanding the foregoing, in no event will the Subscriber’s indemnification obligations under this Section 6, in the aggregate, be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.

   6.6 Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
   6.7 If the indemnification provided under Sections 6.4 through 6.6 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 6, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 6.7 from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 6.7 shall be individual, not joint and several, and in no event shall the liability of any Subscriber under this Section 6, in the aggregate, be greater in amount than the dollar amount of the net proceeds received by such Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.

7. Termination.  This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Business Combination Agreement is validly terminated in accordance with its terms; (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (iii) the event that any conditions contained in Section 3 herein are not satisfied or waived on or prior to the Closing and, as a result thereof, the Subscription and the other transactions contemplated by this Subscription Agreement are not or will not be consummated at the Subscription Closing; and (iv) the first anniversary of the date of this Subscription Agreement if the Subscription Closing has not occurred on or before such first anniversary; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Issuer shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.
8. No Short Sales. Subscriber agrees that, from the date of this Subscription Agreement until the Closing or the earlier termination of this Subscription Agreement, none of Subscriber or any person or entity acting on behalf of Subscriber pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Issuer. For the purposes hereof, “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. This Section 8 shall not apply to any sale (including the exercise of any redemption right) of securities of the Issuer (i) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (ii) purchased by Subscriber, its controlled affiliates or any person or entity acting on behalf of Subscriber or any of its controlled affiliates in open market transactions after the execution of this Subscription Agreement. Further, for the avoidance of doubt, this Section 8 shall not apply to ordinary course, non-speculative hedging transactions. Notwithstanding the foregoing, (a) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Offering (including Subscriber’s affiliates) from entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, then, in each case, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Acquired Shares covered by this Subscription Agreement.

9. Trust Account Waiver.  Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Issuer and one or more businesses.  Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated June 29, 2020, available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and the underwriters of the Issuer’s initial public offering.  For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself, and its affiliates and Representatives (acting on behalf of Subscriber), hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.  Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Shares pursuant to the Issuer’s organizational documents in connection with the Transactions or any other business combination, any subsequent liquidation of the Trust Account or the Issuer or otherwise.  In the event Subscriber has any claim against the Issuer as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Acquired Shares, it shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account; provided, however, that nothing in this Section 9 shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Issuer for legal relief against assets held outside the Trust Account, for specific performance or other equitable relief, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Issuer’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of Class A Shares of the Issuer acquired by any means other than pursuant to this Subscription Agreement.
10.          Issuer’s Covenants.  With a view to making available to Subscriber the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the Commission that may at any time permit Subscriber to sell securities of the Issuer to the public without registration, the Issuer agrees, until the Acquired Shares are sold by Subscriber, to:
(a)            make and keep public information available, as those terms are understood and defined in Rule 144;

(b)            file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144;
(c)            furnish to Subscriber so long as it owns the Acquired Shares, as promptly as reasonably practicable upon request, (x) a written statement by the Issuer, if true, that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act, (y) a copy of the most recent annual or quarterly report of the Issuer and such other reports and documents so filed by the Issuer with the Commission and (z) such other information as may be reasonably requested to permit Subscriber to sell such securities pursuant to Rule 144 without registration; and
(d)            in connection with a sale by Subscriber pursuant to Rule 144, if the transfer restrictions as set forth on Exhibit A to this Subscription Agreement are no longer required by the Securities Act or any applicable state securities laws, upon request of Subscriber, the Issuer shall use its commercially reasonable efforts to cooperate with Subscriber to have such transfer restrictions removed, including providing authorization to the Issuer’s transfer agent.
11.      Miscellaneous.
(a)        Subscriber acknowledges that (i) the Issuer will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in this Subscription Agreement and (ii) the Agent will rely on the acknowledgments, understandings, agreements, representations and warranties made by Subscriber contained in Section 5 and Section 11 of this Subscription Agreement.  Issuer acknowledges that the Subscriber and the Agent will rely on the acknowledgements, understandings, agreements, representations and warranties of Issuer contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber and the Issuer agree to promptly notify the other party and the Agent if any of its acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.
(b)      Each of the Issuer, Subscriber and the Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing shall not give the Agent any rights other than those expressly set forth herein.  Disclosure of Subscriber’s name shall be subject to the provisions set forth in Section 11(q) of this Subscription Agreement.
(c)          Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder may be transferred or assigned without the prior written consent of the Company and Subscriber other than pursuant to the following sentence. Notwithstanding anything to the contrary in this Subscription Agreement, prior to the Closing, Subscriber may transfer or assign all or a portion of its rights under this Subscription Agreement; provided, that, such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Subscription Agreement, makes the representations and warranties in Section 5 and completes Schedule A hereto.

(d)           All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing, in each case, until the expiration of any statute of limitations under applicable law.
(e)            The Issuer may request from Subscriber such additional information as the Issuer may deem to be reasonably necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares and to comply with the Issuer’s registration obligations under Section 6 of this Subscription Agreement, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent within Subscriber’s possession and control or otherwise readily available to Subscriber; provided that the Issuer agrees to keep any such information confidential except to the extent required to be disclosed by applicable law.
(f)            This Subscription Agreement may not be modified, waived or terminated (other than pursuant to Section 7 above) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.
(g)            This Subscription Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.
(h)            Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. Except as set forth in Sections 6.4 through 6.7, this Subscription Agreement shall not confer rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, however, each of the parties hereby agrees that Agent is an intended third party beneficiary of (i) Section 5 of this Subscription Agreement with respect to the representations, warranties and agreements of the Subscriber contained therein, (ii) the representations, warranties and agreements of the Issuer contained in this Subscription Agreement and (iii) this Section 11.
(i) Subject to Section 11(c), and except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k)            This Subscription Agreement may be executed in one (1) or more counterparts via facsimile or email (including pdf or any by electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g. www.docusign.com or www.echosign.com) or other transmission method and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and constitute one and the same agreement. Delivery by facsimile or electronic transmission to counsel for the other parties of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.
(l) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
(m)           [Reserved].
(n)            Notices.  All notices and other communications required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder. Such communications, to be valid, must be addressed as follows:
     (1)  if to Subscriber, to such address or addresses set forth on the signature page hereto;

  2   (2)  if to the Issuer, to:
GS Acquisition Holdings Corp II
200 West Street
New York, New York 10282
Attention:             Thomas R. Knott
        David S. Plutzer
Email:                      tom.knott@gs.com
 david.plutzer@gs.com
with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:             Michael J. Aiello
 Brian Parness
Email:                     michael.aiello@weil.com
 brian.parness@weil.com

(o)     This Subscription Agreement, and any action, suit, dispute, controversy or claim arising out of this Subscription Agreement or the validity, interpretation, breach or termination of this Subscription Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.
(p)      Each of the parties irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware in connection with any matter based upon or arising out of this Subscription Agreement, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such person and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process.  Each party and any person asserting rights as a third-party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that:  (a) such person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Action may not be brought or is not maintainable in such court; (c) such person’s property is exempt or immune from execution; (d) such Action is brought in an inconvenient forum; or (e) the venue of such Action is improper.  Each party and any person asserting rights as a third-party beneficiary hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.  Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11(n) of this Subscription Agreement.  Process in any such suit, Action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Notwithstanding the foregoing in this Section 11(p), any party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES AND ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT.  FURTHERMORE, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

(q)      Notwithstanding anything in this Subscription Agreement to the contrary, each party hereto acknowledges and agrees that without the prior written consent of the other party hereto it will not publicly make reference to such other party or any of its affiliates (i) in connection with the Transactions or this Subscription Agreement or (ii) in any promotional materials, media, or similar circumstances, except, in each case, as required by law or regulation or at the request of the Staff of the Commission or regulatory agency or under the regulations of the NYSE, including: (a) as required by the federal securities laws, (b) in connection with the filing by the Issuer of this Subscription Agreement (or a form of this Subscription Agreement) with the Commission or (c) in connection with the filing by the Issuer of a registration statement under the Securities Act or a proxy statement under Schedule 14A and related proxy materials with the Commission with respect to the Transactions.
(r)       Except as expressly set forth in this Subscription Agreement, no former, current or future equity holders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners, Representatives or assignees of Subscriber or any former, current or future equity holder, controlling person, director, officer, employee, agent, affiliate, member, manager, general or limited partner, Representative or assignee of any of the foregoing, shall have any obligation to the Issuer or to any other person hereunder in connection with the transactions contemplated hereby.
(s)          The obligations of Subscriber and each Other Subscriber in connection with the Offering are several and not joint, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber in connection with the Offering.  Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute the Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Subscribers and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. Subscriber and each Other Subscriber shall be entitled to independently protect and enforce its rights, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.
(t)           No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(u)          Remedies.

(1) The parties agree that irreparable damage would occur if this Subscription Agreement was not performed or the Subscription Closing is not consummated in accordance with its specific terms or was otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such damage. It is accordingly agreed that the parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement in an appropriate court of competent jurisdiction as set forth in Section 11(p), this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages (but subject to Section 9).  The right to specific enforcement shall include the right of the parties hereto to cause the other parties hereto to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Subscription Agreement. The parties hereto further agree (i) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, (ii) not to assert that a remedy of specific enforcement pursuant to this Section 11(u) is unenforceable, invalid, contrary to applicable law or inequitable for any reason and (iii) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.
(2) The parties acknowledge and agree that this Section 11(u) is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Subscription Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
GS ACQUISITION HOLDINGS CORP II

By:
Name: Thomas R. Knott
Title: Authorized Signatory

GSAM Holdings LLC

By:
Name: Thomas R. Knott
Title: Authorized Signatory

[Signature Page to Subscription Agreement]

Accepted and agreed this ______ day of ______, 2021.

SUBSCRIBER Signature of Subscriber: By:__________________________ Name: Title:	Signature of Joint Subscriber, if applicable: By:__________________________ Name: Title:
Name of Subscriber: __________________________ (Please print. Please indicate name and capacity of person signing above)	Name of Joint Subscriber, if applicable: __________________________ (Please Print. Please indicate name and capacity of person signing above)

__________________________ Name in which securities are to be registered (if different from the name of Subscriber listed directly above):

Email Address:

If there are joint investors, please check one:
☐ Joint Tenants with Rights of Survivorship
☐ Tenants-in-Common
☐ Community Property
Subscriber’s EIN: __________________________	Joint Subscriber’s EIN: ________________
Business Address-Street: __________________________ __________________________ City, State, Zip:	Mailing Address-Street (if different): __________________________ __________________________ City, State, Zip:
Attn:	Attn:
Telephone No.: __________________________	Telephone No.: _____________________
Facsimile No.: __________________________	Facsimile No.: ______________________
Aggregate Number of Shares subscribed for: __________________________
Aggregate Purchase Price: $ ________________

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds, to be held in escrow until the Subscription Closing, to the account specified by the Issuer in the Closing Notice.

[Signature Page to Subscription Agreement]

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER
This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.
A.	ACCREDITED INVESTOR STATUS (Please check the applicable subparagraphs):
☐  We are an “accredited investor” (as described in Rule 501(a)(1), (2), (3), (5), (7) or (8) under the Securities Act) and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

*** AND ***

B.	AFFILIATE STATUS (Please check the applicable box) SUBSCRIBER:
☐    is:

☐    is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

*** AND ***

C.	INSTITUTIONAL ACCOUNT STATUS (Please check the applicable box) SUBSCRIBER:
☐    is:

☐    is not:

an “Institutional Account” (as defined in FINRA Rule 4512(c)).

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person.  Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;
☐ Any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934, as amended;
☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;
☐ Any investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) or a business development company as defined in section 2(a)(48) of the Investment Company Act;
☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958, as amended;
☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), if (i) the investment decision is made by a plan fiduciary, as defined in section 3(21) of ERISA, which is either a bank, a savings and loan association, an insurance company, or a registered investment adviser, (ii) the employee benefit plan has total assets in excess of $5,000,000 or, (iii) such plan is a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;
☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940, as amended;
☐ Any (i) corporation, limited liability company or partnership, (ii) Massachusetts or similar business trust, or (iii) organization described in section 501(c)(3) of the Internal Revenue Code of 1986, as amended, not formed for the specific purpose of acquiring the securities offered, and with total assets in excess of $5,000,000;
☐  Any natural person whose individual net worth, or joint net worth with that person's spouse or spousal equivalent, exceeds $1,000,000; or
☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii) of Regulation D.

Exhibit A
NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE ACQUIRED SHARES OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS, IF THE ISSUER REQUESTS, THE ISSUER RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT.
Any transferee of the Acquired Shares or any interest therein, by its acceptance thereof, shall be deemed to have made the representations set forth in Section 5 of the Subscription Agreement (other than the representations set forth in Section 5(g), the first two sentences of Section 5(k) and Section 5(u) (collectively, the “Excluded Representations”)).  The Issuer shall not be required to register the transfer of any Acquired Shares to any transferee unless the Issuer receives from the proposed transferee a written instrument in form and substance reasonably satisfactory to the Issuer in which such transferee makes the representations and warranties set forth in Section 5 of the Subscription Agreement (other than the Excluded Representations) and, if the Issuer so requests, an opinion of counsel in form and substance reasonably satisfactory to the Issuer to the effect that registration under the Securities Act is not required in connection with such transfer; provided, that no opinion of counsel will be required for a pledge of the Acquired Shares if the Issuer receives a representation from the pledgor and pledgee that the pledge is a bona fide pledge and, in the event that the pledgee acquires the shares that are the subject of the pledge, the pledgee agrees to the representations and warranties set forth in Section 5 of the Subscription Agreement.  The foregoing shall not apply to any sale of the Acquired Shares made in accordance with Rule 144 or pursuant to an effective registration statement; provided, that the transferor of the Acquired Shares provides to the Issuer such representations with respect to compliance as is reasonably requested by the Issuer.